Exhibit 10.3

November 4, 2008

[Name of Executive]

Equity Residential

2 N. Riverside Plaza, Suite 400

Chicago, IL 60606

Dear [Name of Executive]:

Effective as of January 1, 2009, the Company expanded the definition of retirement under its Share Incentive Plans and the agreements referenced below to provide that retirement (currently age 62) also includes the employee’s termination of employment (other than for cause) after meeting the requirements of the Rule of 70. The Rule of 70 is met when an employee’s years of service with the Company (must be at least 15 years) and age (must be age 55 or older) add up to at least 70. In addition, the employee must give the Company at least 6 months’ advance written notice before retirement and sign a release upon termination of employment (with non-competition and employee non-solicitation provisions) releasing the Company from customary claims.

If you meet the age and service requirements of the Rule of 70, you shall be deemed to meet the retirement definition (currently age 62) in the Executive Retirement Benefits Agreement entered into by you and the Company in February 2001, and the Company will release its collateral assignment of the split dollar life insurance policies referenced in the Split Dollar Agreement entered into by you and the Company in December 1997, thereby releasing its right to receive any portion of the life insurance benefits and/or the life insurance premiums previously paid by it.

Very truly yours,

EQUITY RESIDENTIAL

John Powers
Executive Vice President, Human Resources